Exhibit 99.1
Wynn Resorts, Limited Reports Fourth Quarter and Year End 2017 Results

LAS VEGAS, January 22, 2018 — Wynn Resorts, Limited (NASDAQ: WYNN) today reported financial results for the fourth quarter and year ended December 31, 2017.

Net revenues were $1.69 billion for the fourth quarter of 2017, an increase of 29.9%, or $388.7 million, from $1.30 billion for the same period of 2016. The increase in net revenues was the result of increases of $274.7 million from Wynn Palace and $120.2 million from Wynn Macau, partially offset by a decrease of $6.2 million from our Las Vegas Operations.

On a U.S. generally accepted accounting principles ("GAAP") basis, net income attributable to Wynn Resorts, Limited was $491.7 million, or $4.77 per diluted share, for the fourth quarter of 2017, compared to $113.8 million, or $1.12 per diluted share, for the same period of 2016. The increase in net income attributable to Wynn Resorts, Limited was primarily the result of the income tax benefit from U.S. tax reform and increases in operating income from Wynn Palace and Wynn Macau, partially offset by a smaller decrease in the Redemption Note fair value. Adjusted net income attributable to Wynn Resorts, Limited (1) was $144.3 million, or $1.40 per diluted share, for the fourth quarter of 2017, compared to $50.8 million, or $0.50 per diluted share, for the same period of 2016.

During the fourth quarter of 2017, legislation commonly known as the U.S. Tax Cuts and Jobs Act ("U.S. tax reform") was enacted. As a result, fourth quarter 2017 results reflect an estimated net tax benefit of $339.9 million in accordance with GAAP as a result of revaluing the Company's U.S. deferred tax assets and liabilities. This estimated net benefit is based on the Company's initial analysis of the U.S. tax reform and may be adjusted in future periods as the Company collects additional information and evaluates any regulatory guidance.

Adjusted Property EBITDA (2) was $480.2 million for the fourth quarter of 2017, an increase of 40.9%, or $139.3 million, from $340.9 million for the same period of 2016, primarily the result of increases of $112.6 million from Wynn Palace and $37.2 million from Wynn Macau, partially offset by a decrease of $10.5 million from our Las Vegas Operations.

For the full year, net revenues were $6.31 billion in 2017, an increase of 41.2%, or $1.84 billion, from $4.47 billion for the same period of 2016. The increase in net revenues was the result of increases of $1.56 billion, $221.7 million and $62.5 million from Wynn Palace, which opened in August 2016, Wynn Macau and our Las Vegas Operations, respectively.

On a GAAP basis, net income attributable to Wynn Resorts, Limited was $747.2 million, or $7.28 per diluted share, in 2017, compared to $242.0 million, or $2.38 per diluted share, for the same period of 2016. The increase in net income attributable to Wynn Resorts, Limited was primarily the result of the income tax benefit from U.S. tax reform and increases in operating income from Wynn Palace, Wynn Macau and our Las Vegas Operations, partially offset by increases in the Redemption Note fair value and interest expense as the Company is no longer capitalizing interest on Wynn Palace. Adjusted net income attributable to Wynn Resorts, Limited (1) was $560.5 million, or $5.46 per diluted share, in 2017, compared to $345.9 million, or $3.40 per diluted share, for the same period of 2016.

Adjusted Property EBITDA (2) was $1.81 billion in 2017, an increase of 43.8%, or $551.4 million, from $1.26 billion for the same period of 2016. The increase in Adjusted Property EBITDA was the result of increases of $424.5 million, $79.2 million, $47.7 million from Wynn Palace, Wynn Macau and our Las Vegas Operations, respectively.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.50 per share, payable on February 27, 2018 to stockholders of record as of February 15, 2018.

Macau Operations

Wynn Macau

Net revenues from Wynn Macau were $618.6 million for the fourth quarter of 2017, a 24.1% increase from $498.4 million for the same period of 2016. Adjusted Property EBITDA from Wynn Macau was $186.0 million for the fourth quarter of 2017, a 25.0% increase from $148.9 million for the same period of 2016.

Casino revenues from Wynn Macau were $582.9 million for the fourth quarter of 2017, a 25.3% increase from $465.3 million for the same period of 2016. Table games turnover in VIP operations was $15.62 billion, a 44.7% increase from $10.80 billion for the fourth quarter of 2016. VIP table games win as a percentage of turnover (calculated before commissions) was 2.89%, within the expected range of 2.7% to 3.0% and below the 3.08% we experienced in the fourth quarter of 2016. Table drop in mass market operations was $1.25 billion, a 14.1% increase from $1.10 billion for the fourth quarter of 2016. Table games win in mass market operations was $230.1 million, an 18.6% increase from $193.9 million for the fourth quarter of 2016. Table games win percentage in mass market operations was 18.4%, above the 17.7% experienced for the fourth quarter of 2016. Slot machine handle was $937.6 million, a 16.8% increase from $802.6 million for the fourth quarter of 2016, while slot machine win increased 25.3% to $40.8 million.

Non-casino revenues before promotional allowances from Wynn Macau were $73.9 million for the fourth quarter of 2017, a 14.5% increase from the $64.6 million for the same period of 2016. Room revenues were flat at $25.9 million for the fourth quarter of 2017, compared to the same period of 2016. Our average daily rate ("ADR") was $258, a 1.5% decrease from $262 for the fourth quarter of 2016. Occupancy increased to 99.4% for the fourth quarter of 2017, from 96.3% for the same period of 2016. Revenue per available room ("REVPAR") was $257, a 2.0% increase from $252 for the fourth quarter of 2016.

Wynn Palace

Net revenues from Wynn Palace were $693.4 million for the fourth quarter of 2017, a 65.6% increase from $418.7 million for the same period of 2016. Adjusted Property EBITDA from Wynn Palace was $190.1 million for the fourth quarter of 2017, a 145.3% increase from $77.5 million for the same period of 2016.

Casino revenues from Wynn Palace were $648.6 million for the fourth quarter of 2017, a 73.8% increase from $373.2 million for the same period of 2016. Table games turnover in VIP operations was $16.23 billion, a 57.1% increase from $10.33 billion for the fourth quarter of 2016. VIP table games win as a percentage of turnover (calculated before commissions) was 3.02%, above the expected range of 2.7% to 3.0% and the 2.68% we experienced in the fourth quarter of 2016. Table drop in mass market operations was $1.12 billion, a 55.1% increase from $725.0 million for the fourth quarter of 2016. Table games win in mass market operations was $264.5 million, a 65.7% increase from $159.6 million for the fourth quarter of 2016. Table games win percentage in mass market operations was 23.5%, above the 22.0% experienced for the fourth quarter of 2016. Slot machine handle was $920.6 million, a 72.3% increase from $534.4 million for the fourth quarter of 2016, while slot machine win increased 96.2% to $55.0 million.

Non-casino revenues before promotional allowances from Wynn Palace were $90.8 million for the fourth quarter of 2017, a 5.5% increase from $86.1 million for the same period of 2016. Room revenues were $38.9 million for the fourth quarter of 2017, a 4.1% decrease from $40.6 million for the same period of 2016. ADR was $236, a 13.2% decrease from $272 for the fourth quarter of 2016. Occupancy increased to 96.8% for the fourth quarter of 2017, from 88.4% for the same period of 2016. REVPAR was $228, a 5.4% decrease from $241 for the fourth quarter of 2016.

Las Vegas Operations

Net revenues from our Las Vegas Operations were $377.0 million for the fourth quarter of 2017, a 1.6% decrease from $383.3 million for the same period of 2016. Adjusted Property EBITDA from our Las Vegas Operations was $104.1 million for the fourth quarter of 2017, a 9.2% decrease from $114.6 million for the same period of 2016.

Casino revenues from our Las Vegas Operations were $142.7 million for the fourth quarter of 2017, a 14.1% decrease from $166.0 million for the same period of 2016. Table games drop was $430.8 million, a 4.8% decrease from $452.5 million for the fourth quarter of 2016. Table games win was $101.3 million, an 18.6% decrease from $124.5 million for the fourth quarter of 2016. Table games win percentage was 23.5%, within the expected range of 21% to 25% and below the 27.5% experienced for the fourth quarter of 2016. Slot machine handle was $833.2 million, a 3.3% decrease from $862.1 million for the fourth quarter of 2016, while slot win decreased 1.2% to $56.6 million.

Non-casino revenues before promotional allowances from our Las Vegas Operations were $275.2 million for the fourth quarter of 2017, a 5.8% increase from $260.2 million for the same period of 2016. Room revenues were $107.8 million for the fourth quarter of 2017, a 1.9% increase from $105.7 million for the same period of 2016. ADR was $305, a 4.8% increase from $291 for the fourth quarter of 2016. Occupancy decreased to 82.1% for the fourth quarter of 2017, from 84.1% for the same period of 2016. REVPAR was $250, a 2.0% increase from $245 for the fourth quarter of 2016. Food and beverage revenues increased 9.9%, to $108.0 million for the fourth quarter of 2017, compared to the same period of 2016. Entertainment, retail and other revenues increased 5.8%, to $59.5 million for the fourth quarter of 2017, compared to the same period of 2016.

Retail Joint Venture

In December 2016, the Company entered into a joint venture arrangement (the “Retail Joint Venture”), of which the Company owns 50.1%, with Crown Acquisitions Inc. ("Crown") to own and operate approximately 88,000 square feet of existing retail space at Wynn Las Vegas. In November 2017, the Company contributed approximately 74,000 square feet of additional retail space to the Retail Joint Venture, the majority of which is currently under construction at Wynn Las Vegas, and received cash of $180.0 million from Crown. The Company expects to open the additional retail space in the third quarter of 2018. Based on the applicable accounting guidance, the Company will continue to consolidate the Retail Joint Venture in its consolidated financial statements.

Wynn Boston Harbor Project in Massachusetts

The Company is currently constructing Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including gaming license fees, construction costs, capitalized interest, pre-opening expenses and land costs, is estimated to be approximately $2.4 billion. As of December 31, 2017, we have incurred $1.13 billion in total project costs. We expect to open Wynn Boston Harbor in mid-2019.

Balance Sheet

Our cash and cash equivalents, restricted cash and investment securities as of December 31, 2017 totaled $3.13 billion.

Total debt outstanding at the end of the quarter was $9.63 billion, including $3.60 billion of Macau related debt, $3.16 billion of Wynn Las Vegas debt and $2.87 billion at the parent company and other.

During the fourth quarter of 2017, Wynn Macau, Limited redeemed the remaining $403.6 million of untendered 5 1/4 % Senior Notes, due 2021 and recorded a $12.3 million loss on extinguishment of debt.

In December 2017, we reached agreements to acquire approximately 38 acres of land on the Las Vegas Strip directly across from Wynn Las Vegas for $336.2 million, approximately 16 acres of which are subject to a ground lease that expires in 2097. We currently expect to complete these transactions in the first quarter of 2018.

Conference Call Information

The Company will hold a conference call to discuss its results on January 22, 2018 at 9:00 a.m. PT (12:00 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on Stephen A. Wynn, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, extensive regulation of our business, pending or future legal proceedings, cybersecurity risk, the impact of the U.S. tax reform, and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted net income attributable to Wynn Resorts, Limited” is net income attributable to Wynn Resorts, Limited before pre-opening expenses, property charges and other, change in interest rate swap fair value, change in Redemption Note fair value, loss on extinguishment of debt, foreign currency remeasurement gain (loss), the impact from enactment of U.S. tax reform, net of noncontrolling interests and income taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted Property EBITDA” is net income before interest, income taxes, depreciation and amortization, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, income taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income to Adjusted Property EBITDA, and (iii) net income attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Operating revenues:
Casino	$1,374,260	$1,004,533	$4,948,319	$3,268,141
Rooms	172,644	172,225	704,202	603,272
Food and beverage	153,135	132,442	690,942	601,514
Entertainment, retail and other	114,147	106,172	424,783	363,428
Gross revenues	1,814,186	1,415,372	6,768,246	4,836,355
Less: promotional allowances	(125,090)	(114,939)	(461,878)	(370,058)
Net revenues	1,689,096	1,300,433	6,306,368	4,466,297
Operating expenses:
Casino	894,294	651,208	3,197,729	2,079,740
Rooms	43,117	41,967	177,511	157,904
Food and beverage	86,985	80,754	410,825	375,234
Entertainment, retail and other	47,342	45,018	177,328	161,144
General and administrative	182,848	166,985	685,485	548,141
(Benefit) provision for doubtful accounts	(2,118)	7,387	(6,711)	8,203
Pre-opening	7,247	4,221	26,692	154,717
Depreciation and amortization	136,880	140,543	552,368	404,730
Property charges and other	(8,918)	23,456	29,576	54,822
Total operating expenses	1,387,677	1,161,539	5,250,803	3,944,635
Operating income	301,419	138,894	1,055,565	521,662
Other income (expense):
Interest income	9,195	3,596	31,193	13,536
Interest expense, net of amounts capitalized	(96,789)	(95,667)	(388,664)	(289,365)
Change in interest rate swap fair value	—	2,126	(1,056)	433
Change in Redemption Note fair value	10,282	84,282	(59,700)	65,043
Loss on extinguishment of debt	(12,299)	—	(55,360)	—
Equity in income from unconsolidated affiliates	—	—	—	16
Other	(1,869)	318	(21,709)	(728)
Other income (expense), net	(91,480)	(5,345)	(495,296)	(211,065)
Income before income taxes	209,939	133,549	560,269	310,597
Benefit (provision) for income taxes	334,025	(6,983)	328,985	(8,128)
Net income	543,964	126,566	889,254	302,469
Less: net income attributable to noncontrolling interests	(52,282)	(12,766)	(142,073)	(60,494)
Net income attributable to Wynn Resorts, Limited	$491,682	$113,800	$747,181	$241,975
Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$4.80	$1.12	$7.32	$2.39
Diluted	$4.77	$1.12	$7.28	$2.38
Weighted average common shares outstanding:
Basic	102,402	101,509	102,071	101,445
Diluted	103,065	101,910	102,598	101,855
Dividends declared per common share:	$0.50	$0.50	$2.00	$2.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income attributable to Wynn Resorts, Limited	$491,682	$113,800	$747,181	$241,975
Pre-opening expenses	7,247	4,221	26,692	154,717
Property charges and other	(8,918)	23,456	29,576	54,822
Change in interest rate swap fair value	—	(2,126)	1,056	(433)
Change in Redemption Note fair value	(10,282)	(84,282)	59,700	(65,043)
Loss on extinguishment of debt	12,299	—	55,360	—
Foreign currency remeasurement (gain) loss	1,869	(318)	21,709	728
Income tax impact on adjustments	(8,158)	(4,611)	(19,911)	(3,013)
Impact of U.S. tax reform	(339,921)	—	(339,921)	—
Noncontrolling interests impact on adjustments	(1,489)	635	(20,972)	(37,838)
Adjusted net income attributable to Wynn Resorts, Limited	$144,329	$50,775	$560,470	$345,915
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.40	$0.50	$5.46	$3.40

Weighted average common shares outstanding - diluted	103,065	101,910	102,598	101,855

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$133,923	$—	$23,249	$(1,244)	$24,042	$3,499	$2,560	$186,029
Wynn Palace	101,443	—	64,475	(7,590)	27,014	3,213	1,541	190,096
Other Macau	(2,686)	—	1,107	16	—	1,395	168	—
Total Macau Operations	232,680	—	88,831	(8,818)	51,056	8,107	4,269	376,125
Las Vegas Operations	37,338	(522)	45,318	(5,059)	17,352	8,995	679	104,101
Corporate and Other	31,401	7,769	2,731	4,959	(68,408)	11,815	9,733	—
Total	$301,419	$7,247	$136,880	$(8,918)	$—	$28,917	$14,681	$480,226

	Three Months Ended December 31, 2016
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$95,622	$—	$23,997	$1,291	$18,846	$4,643	$4,467	$148,866
Wynn Palace	(8,035)	(1,371)	64,722	243	16,510	4,360	1,060	77,489
Other Macau	(2,755)	—	1,130	1	—	1,644	(20)	—
Total Macau Operations	84,832	(1,371)	89,849	1,535	35,356	10,647	5,507	226,355
Las Vegas Operations	40,046	75	47,768	7,848	12,072	5,751	1,029	114,589
Corporate and Other	14,016	5,517	2,926	14,073	(47,428)	3,070	7,826	—
Total	$138,894	$4,221	$140,543	$23,456	$—	$19,468	$14,362	$340,944

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands) (unaudited)
(continued)

	Twelve Months Ended December 31, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$540,341	$—	$97,292	$6,688	$96,769	$11,085	$8,577	$760,752
Wynn Palace	157,886	—	258,224	12,663	83,534	9,957	5,319	527,583
Other Macau	(15,201)	—	4,483	179	—	9,875	664	—
Total Macau Operations	683,026	—	359,999	19,530	180,303	30,917	14,560	1,288,335
Las Vegas Operations	242,457	226	181,879	4,598	64,598	26,578	2,061	522,397
Corporate and Other	130,082	26,466	10,490	5,448	(244,901)	45,065	27,350	—
Total	$1,055,565	$26,692	$552,368	$29,576	$—	$102,560	$43,971	$1,810,732

	Twelve Months Ended December 31, 2016
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$465,112	$—	$98,527	$5,497	$86,000	$13,839	$12,534	$681,509
Wynn Palace	(162,637)	129,773	105,884	430	23,064	5,207	1,315	103,036
Other Macau	(16,777)	—	3,509	1	—	12,311	956	—
Total Macau Operations	285,698	129,773	207,920	5,928	109,064	31,357	14,805	784,545
Las Vegas Operations	178,379	2,274	185,117	34,837	51,035	20,075	3,065	474,782
Corporate and Other	57,585	22,670	11,693	14,073	(160,099)	28,730	25,348	—
Total	$521,662	$154,717	$404,730	$54,838	$—	$80,162	$43,218	$1,259,327

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO
ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income attributable to Wynn Resorts, Limited	$491,682	$113,800	747,181	$241,975
Net income attributable to noncontrolling interests	52,282	12,766	142,073	60,494
Pre-opening expenses	7,247	4,221	26,692	154,717
Depreciation and amortization	136,880	140,543	552,368	404,730
Property charges and other	(8,918)	23,456	29,576	54,822
Corporate expense and other	28,917	19,468	102,560	80,162
Stock-based compensation	14,681	14,362	43,971	43,218
Interest income	(9,195)	(3,596)	(31,193)	(13,536)
Interest expense, net of amounts capitalized	96,789	95,667	388,664	289,365
Change in interest rate swap fair value	—	(2,126)	1,056	(433)
Change in Redemption Note fair value	(10,282)	(84,282)	59,700	(65,043)
Loss on extinguishment of debt	12,299	—	55,360	—
Other	1,869	(318)	21,709	728
(Benefit) provision for income taxes	(334,025)	6,983	(328,985)	8,128
Adjusted Property EBITDA	$480,226	$340,944	$1,810,732	$1,259,327

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Macau Operations:
Wynn Macau:
VIP:
Average number of table games	102	83	96	149
VIP turnover	$15,622,932	$10,796,516	$58,303,836	$47,048,754
VIP table games win	$451,486	$332,586	$1,907,625	$1,547,261
VIP table games win as a % of turnover	2.89%	3.08%	3.27%	3.29%
Table games win per unit per day (1)	$48,267	$43,419	$54,726	$28,332
Mass market:
Average number of table games	202	182	204	216
Table drop (2)	$1,250,994	$1,096,204	$4,525,727	$4,585,476
Table games win	$230,053	$193,921	$880,964	$881,797
Table games win %	18.4%	17.7%	19.5%	19.2%
Table games win per unit per day (1)	$12,370	$11,590	$11,820	$11,131
Average number of slot machines	934	845	914	802
Slot machine handle	$937,622	$802,630	$3,526,747	$3,386,973
Slot machine win	$40,818	$32,582	$154,425	$145,680
Slot machine win per unit per day (3)	$475	$419	$463	$497
Room statistics:
Occupancy	99.4%	96.3%	97.5%	94.4%
ADR (4)	$258	$262	$257	$293
REVPAR (5)	$257	$252	$251	$277

Wynn Palace (6):
VIP:
Average number of table games	112	86	104	81
VIP turnover	$16,232,654	$10,329,574	$52,573,258	$14,480,023
VIP table games win	$489,643	$276,499	$1,486,674	$396,954
VIP table games win as a % of turnover	3.02%	2.68%	2.83%	2.74%
Table games win per unit per day (1)	$47,395	$35,151	$39,325	$37,009
Mass market:
Average number of table games	197	233	202	245
Table drop (2)	$1,124,702	$724,982	$3,490,363	$1,000,881
Table games win	$264,492	$159,620	$795,159	$211,146
Table games win %	23.5%	22.0%	22.8%	21.1%
Table games win per unit per day (1)	$14,623	$7,461	$10,759	$6,527
Average number of slot machines	983	888	1,026	962
Slot machine handle	$920,641	$534,391	$3,053,614	$738,907
Slot machine win	$55,042	$28,054	$165,754	$40,664
Slot machine win per unit per day (3)	$609	$344	$443	$320
Room statistics:
Occupancy	96.8%	88.4%	96.2%	83.2%
ADR (4)	$236	$272	$237	$276
REVPAR (5)	$228	$241	$227	$230

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(continued) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Las Vegas Operations:
Average number of table games	235	232	236	235
Table drop (2)	$430,821	$452,517	$1,804,988	$1,838,479
Table games win	$101,290	$124,469	$465,664	$465,041
Table games win %	23.5%	27.5%	25.8%	25.3%
Table games win per unit per day (1)	$4,692	$5,837	$5,415	$5,406
Average number of slot machines	1,834	1,908	1,856	1,893
Slot machine handle	$833,207	$862,052	$3,183,369	$3,148,610
Slot machine win	$56,557	$57,238	$218,897	$208,024
Slot machine win per unit per day (3)	$335	$326	$323	$300
Room statistics:
Occupancy	82.1%	84.1%	86.9%	85.3%
ADR (4)	$305	$291	$305	$296
REVPAR (5)	$250	$245	$265	$252

(1) Table games win per unit per day is shown before discounts and commissions, as applicable.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win per unit per day is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available.
(6) Wynn Palace opened on August 22, 2016.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Robert Amerine
702-770-7555
investorrelations@wynnresorts.com